UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2014

Crumbs Bake Shop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35220	27-1215274
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

110 West 40th Street, Suite 2100, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 221-7105

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A to the Current Report of Crumbs Bake Shop, Inc. (the “Crumbs”) on Form 8-K, filed on April 2, 2014 (the “Original Filing”), is filed pursuant to Instruction 2 to Form 8-K to update the information disclosed pursuant to Item 5.02(d) with respect to the committees of the Board of Directors to which the newly-elected directors have been appointed. Other than as described in the preceding sentence, the Original Filing has not been updated and the information disclosed therein remains in effect as of the filing date of the Original Filing. Accordingly, only Item 5.02, amended as discussed herein, is included in this Amendment No. 1. This Amendment No. 1 does not purport to provide an update or a discussion of any developments at the Company subsequent to the filing date of the Original Filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director Resignation

On April 1, 2014, Leonard A. Potter resigned from the Board of Directors of Crumbs and from the Board of Managers of Holdings. Mr. Potter’s notification to the Boards did not indicate that he was resigning due to any disagreement with the Company on any matter relating to its operations, policies or practices.

(d)	Election of Directors

On April 1, 2014, at the recommendation of its Nominating and Governance Committee, the Board of Directors of Crumbs elected Mark Liebel and Scott Fischer to serve as directors of Crumbs until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Liebel and Fischer, who will fill the vacancies created by Mr. Potter’s resignation and the previously-announced resignation of Mark A. Klein, were designated for election by the Lender and elected by the Board pursuant to the terms of the Loan Agreement. The Loan Agreement provides that, for so long as either of the Tranche Notes remains outstanding, but subject to the ownership threshold discussed below, the Lender shall have the right, at any time, to designate two director candidates for appointment to the Board of Directors of Crumbs. The foregoing designation right is subject to the satisfaction of any applicable corporate governance standards and other legal requirements of the NASDAQ Capital Market. In addition, the Lender will have the right to exercise such designation right only for so long as it or any of its affiliates (i) is a holder of a Tranche Note and (ii) beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) in excess of 5.0% of the issued and outstanding shares of the Common Stock. The Board of Managers of Holdings contemporaneously appointed Messrs. Liebel and Fischer to serve on that Board.

The Board has appointed Mr. Fischer to its Audit Committee and has appointed Mr. Liebel to its Nominating and Governance Committee.

2

(e)	Entry into a Material Compensatory Plan

On April 1, 2014, the Company and Edward M. Slezak entered into an employment agreement (the “Employment Agreement”) governing the terms and conditions of his employment as the Company’s Chief Executive Officer and General Counsel. Pursuant to the Employment Agreement, Mr. Slezak is entitled to receive an annual base salary of $300,000; is eligible, dependent upon Company financial performance, to receive an annual target bonus of $300,000; is eligible to participate in the Company’s equity compensation plans upon terms to be determined prior to each grant by the Compensation Committee of Crumbs’ Board of Directors; and is entitled to participate in the various employee benefit plans customarily made available to Company’s officers. The Employment Agreement provides that Mr. Slezak will be entitled to receive cash severance equal to six months’ base salary if he is terminated by the Company without “Cause” (as defined in the Employment Agreement”). Mr. Slezak’s term of employment is one year, but will automatically renew for successive one-year terms unless a party provides the other party with at least 60 days’ written notice prior to the expiration of the then-current term, that Mr. Slezak’s employment agreement will not be renewed.

The foregoing discussion is intended only as a summary of the Employment Agreement and is qualified in its entirety by the terms thereof. A copy of the Employment Agreement is filed as Exhibit 10.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUMBS BAKE SHOP, INC.

Dated: April 16, 2014	By:	/s/ John D. Ireland
John D. Ireland
Senior Vice President & Chief Financial Officer

3